Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) by and between Fast Radius, Inc., (the “Company”) and Lou Rassey (the “Executive”) as of February 28, 2021 (the “Effective Date”).

The parties hereby agree as follows:

1. Definitions. The following terms have the meanings specified or referred to in this Section 1.

(a)

“Cause” for termination exists at any time (including during the Initial Term) if the Executive: (i) is convicted of any felony or other crime involving dishonesty or moral turpitude (but specifically excluding minor traffic offenses and other similar minor infractions), (ii) materially breaches this Agreement, (iii) refuses to materially perform his duties reasonably requested by the Board and typically performed by Executive for any reason other than mental or physical disability, (iv) materially fails to observe the Company’s written policies that are generally applicable to executives of the Company, a copy of which was provided to the Executive, or (v) engages in gross negligence, gross misconduct or fraud in connection with his employment by the Company; provided, however, that the Board must notify the Executive of the specific deficiencies under clauses (ii) through (v) and afford the Executive thirty (30) days to cure such performance deficiencies before Cause for termination would arise.

(b)

“Change of Control” means any transaction or series of transactions pursuant to which any third party in the aggregate acquire(s) (A) all or substantially all of the assets of the Company determined on a consolidated basis or (B) sufficient equity in the Company to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of equity in the Company);

(c)	“Competing Products” means any web-enabled on-demand manufacturing solution.

(d)

“Disability” means that the Executive is unable to perform, by reason of physical or mental incapacity, the essential functions of his position with or without reasonable accommodation for ninety (90) or more days in any one hundred twenty (120)-day period.

(e)

“Good Reason” exists for the Executive to terminate his employment if any of the following occurs without the Executive’s consent; (i) a reduction of Executive’s then current Base Salary; (ii) a material diminution in Executive’s title, authority, rank, duties or responsibilities; (iii) the Company materially breaches this Agreement; or (iv) a required relocation of the Executive’s primary work location fifty (50) miles from the Executive’s primary work location as of the Effective Date; provided, however, the Executive’s voluntary termination of his employment shall be deemed for “Good Reason” only if the Executive has provided the Board written notice (by notice to the Company in accordance with the notice provisions hereof) identifying in reasonable detail the facts giving rise to Good Reason within ninety (90) days of the Executive’s becoming aware thereof, the Board has failed to cure any such issues within thirty (30) days after receipt of such notice, and the Executive’s termination of his employment is effective within sixty (60) days after such notice.

(f)	“Restricted Territory” means anywhere in the world.

(g)	“Incentive Equity” means all previously granted and future options, RSU and other equity instruments.

2. Term; Title and Reporting.

(a)

The Executive’s employment by the Company shall be for a term commencing as of the Effective Date and expiring on the close of business on March 15, 2025 (the “Initial Term”); provided that the Company may terminate this Agreement and Executive’s employment at any time during the Initial Term for Cause or without Cause pursuant to the terms of Section 4 below. Such termination shall not be deemed a breach of this Agreement, nor shall the Company be required to compensate or provide benefits to the Executive for the remaining portion of the Initial Term. After the Initial Term, Executive’s employment shall continue until either party provides written notice of termination (a “Notice of Termination”) (the Initial Term and the period, if any, thereafter, during which the Executive’s employment shall continue are collectively referred to as the “Term”). Any Notice of Termination given under this Section 2 shall specify the date of expiration of the Term (which may not be earlier than the close of business on March 15, 2025) and may be given at any time on or after March 15, 2025. A termination of employment by the giving of a Notice of Termination under this Section 2 shall not be deemed to be a termination without Cause. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefore is referred to in this Agreement as the “Termination Date”.

(b)	The Company agrees to hire the Executive as Chief Executive Officer, with duties and authority customarily associated therewith. The Executive shall report to the Board of the Company.

(c)	At all times during the Term, Executive will have a seat on the Board of Directors of the Company.

3. Compensation, Benefits and Related Matters. The Executive will receive from the Company the following:

(a)

An annual base salary of $425,000 (the “Base Salary”) less all applicable withholdings, paid on the Company’s regularly scheduled payroll dates, and subject to increase but not decrease; provided, that in the event of a Change of Control, Executive’s Base Salary shall be increased to $450,000.

(b)

No later than March 15, 2021, Executive and the Company will enter into necessary and appropriate agreements to cause Executive to receive Incentive Equity in the Company, all of which contain voting rights. In the event of a Change of Control, all unvested Incentive Equity shall immediately vest unless Executive receives an employment offer in connection with such Change of Control with an increase to Executive’s base salary as identified in Section 3(a) and a target bonus opportunity (excluding equity-based compensation or incentives) that is no less favorable than Executive’s target bonus opportunity immediately preceding the Change of Control in which case sixty percent (60%) of all unvested Incentive Equity on such date shall immediately vest with the remainder vesting on the twelve (12) month anniversary following such Change of Control; provided, further, that if Executive’s employment is terminated by Executive for Good Reason, all unvested Incentive Equity shall immediately vest upon such termination; and if the Executive’s employment is terminated by the Company without Cause at any time, the vesting of any unvested incentive equity will immediately accelerate by 18 months worth of vesting based on the Executive’s normal vesting schedule.

(c)

Executive will be eligible to receive an annual target incentive bonus of $275,000 (the “Annual Bonus”). The Annual Bonus shall be based upon Executive meeting the annual applicable benchmarks determined by the Board in its sole and absolute discretion and communicated to the Executive. Each Annual Bonus shall not vest and shall be deemed earned only when paid. In cases of any termination event initiated by the Company, other than for Cause, or a termination event initiated by the Executive for Good Reason, the annual bonus shall be deemed earned ratably on a monthly basis. The total earned portion of each Annual Bonus shall be paid out during the first payroll period of February following the calendar year in which such Annual Bonus is earned; provided, that if the Board determines that payment of the Annual Bonus in cash would be materially detrimental to the survival of the Company, payment of the Annual Bonus may be delayed until the Company is able to pay such delayed Annual Bonus.

(d)

In the event of an Initial Public Offering (“IPO”) or a Special Purpose Acquisition Company (“SPAC”) transaction, Executive will receive a one-time cash bonus amount equal to $2,400,000, to be paid immediately preceding the anticipated closing of the transaction. The Company may in its sole discretion deposit those funds into an escrow account with an escrow agent of its choosing to be disbursed to the Executive within a reasonable time period prior to the anticipated closing of the transaction. Should the IPO or SPAC transaction fail to occur, Executive agrees to repay the Company the entire amount of the cash bonus within 30 days, with an option to extend by an additional 30 days if needed.

(e)

Participation in all benefits plans, including welfare benefit and retirement plans and programs, and entitlement to receive fringe benefits and perquisites, in each case in accordance with the Company’s plans from time to time in effect which are made available by the Company to its senior executives and, without duplication, its employees generally; provided, that the Company will obtain standard disability insurance for its senior executives. During the Term, to the extent permissible under applicable law, the Company shall pay on behalf of Executive the employee portion of insurance premiums for medical, dental, vision and disability insurance benefits on a tax-neutral basis, up to a maximum value of $1,400.00 in total cost per calendar month, subject to Executive’s continued employment on the first day of each month and subject to Executive’s enrollment in the Company’s applicable welfare benefit plan(s). This payment shall be in addition to any benefit related subsidy the Company provides to similarly situated employees on a pre-tax basis.

(f)

Four (4) weeks of vacation per year, and as many holidays, sick days and personal days as are in accordance with the Company’s policy then in effect for its senior executives and, without duplication, its employees generally.

(g)

Subject to Section 9(c) of this Agreement and in accordance with the Company time and expense policies, reimbursement for expenses reasonably incurred by the Executive in connection with his employment.

(h)

During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company, the Company shall defend, indemnify and hold harmless the Executive (other than in connection with the Executive’s gross negligence or willful misconduct) for all actions undertaken by the Executive on behalf of the Company in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.

(i)

During the Term, the Company shall cause the Executive to be listed as a named insured, or otherwise covered as an insured person, under such generally applicable directors and officers insurance coverage as it may elect to maintain from time to time. The Company shall use commercially reasonable efforts to cause the Executive to continue to be listed as a named insured, or otherwise covered as an insured person, under such generally applicable directors and officers insurance coverage as it may elect to maintain from time to time for a reasonable period (which shall in no event exceed six (6) years) after the Employment Period, provided that such coverage for the Executive is reasonably available from the Company’s then-existing insurance compan(ies) and is reasonably priced, in each case as determined by the Company in its good faith discretion.

(j)

During the Term, the Company shall reimburse Executive, or shall reimburse Executive’s counsel directly, for all reasonable documented legal fees and expenses incurred in connection with the negotiation of this Agreement, equity documents, and any related documents, including but not limited to all fees and expenses accrued prior to the execution of this Agreement related to Executive’s negotiations with the Company.

4. Termination & Severance.

(a)

Upon termination of the Executive’s employment, regardless of which party initiates the same and regardless of reason, the Executive shall be entitled to any owed wages, subject to the payment terms set forth in Sections 3(b) and 3(c), plus reimbursement of any unpaid expenses outstanding as of the Termination Date.

(b)

If the Executive terminates his employment during the Initial Term without Good Reason, his employment is terminated for Cause, or either party issues a Notice of Termination after the Initial Term, the Executive shall only be paid his earned wages and any reimbursable expenses. Executive agrees that any unvested Incentive Equity in the Company held directly by the Executive shall be automatically forfeited. However, this forfeiture shall not apply if the Executive terminates his employment due to Disability or death.

(c)

If the Executive’s employment is terminated due to Disability or death, six (6) additional months of unvested Incentive Equity in the Company held directly by the Executive shall be automatically vested and the remainder of such Incentive Equity shall be automatically forfeited. If Executive’s employment is terminated due to Disability or death at any time during the Term, Executive or his estate shall only be entitled to Executive’s earned wages and any reimbursable expenses.

(d)

If during the Initial Term the Company terminates the Executive’s employment without Cause (as defined above) or if the Executive terminates his employment with Good Reason (as defined above), and he executes and does not revoke the release of claims attached as Exhibit A so that the release becomes effective in accordance with its terms no later than the sixtieth (60th) day following the date of the Executive’s termination of employment, then, in addition to the payments described in Section 4(a) above, the Executive will receive the following payments and benefits (less all applicable withholdings):

i.

the Executive’s then current Base Salary paid on the Company’s regularly scheduled payroll dates and subject to all applicable withholdings and deductions for six (6) months beginning 60 days after the Termination Date; and the Executive’s prorated Annual Bonus to the extent he has met the eligibility criteria for the Annual Bonus;

ii.

if the Executive is eligible for and timely elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will reimburse Executive for COBRA premiums the Executive pays towards the cost of such continuation coverage for the Executive and the Executive’s eligible dependents (less all applicable tax withholdings) for up to six (6) months of COBRA premiums, or if less, up to the number of months the Executive and his dependents, as applicable, are eligible for such continuation coverage, with such reimbursements to be paid to Executive within thirty (30) days of Executive submitting to the Company such expense for reimbursement under and subject to the Company’s normal expense reimbursement procedures, and provided that Executive submits his reimbursement to the Company within thirty (30) days of payment of such COBRA premium. The Executive understands that obtaining medical insurance coverage through these means will be solely his responsibility, and nothing express or implied in this Agreement creates any obligation on the part of the Executive to enroll in medical coverage as a condition to receiving such payment; and

Any and all rights that the Executive may have to severance payments by the Company shall be determined and solely based on the terms and conditions of this Agreement and not based on the Company’s severance policy then in effect. For the avoidance of doubt and as noted in Section 2 above, in the event of a termination without Cause or for Good Reason, the Company shall not be required to compensate or provide benefits to the Executive for the remaining portion of the Initial Term.

(e)

The Executive shall, upon reasonable notice, furnish the Company with such information as may be in the Executive’s possession or control, and cooperate with the Company, as the Company may reasonably request (with due consideration to the Executive’s business activities and obligations after the Term) and at the Company’s expense, in connection with any litigation, claim, or other dispute in which the Company or any of its affiliates is or may become a party.

5. Confidentiality. The Executive understands he will receive “Confidential Information” during his employment with the Company, including without limitation: (i) information concerning the business or affairs of the Company, (ii) development, marketing or strategy concerning products, locations or services, (iii) fees, costs and pricing structures, (iv) proprietary databases, (v) accounting and business methods, (vi) vendor or client lists, (vii) proprietary methods, processes, technology and trade secrets, (viii) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data. The Executive agrees to take all appropriate steps to safeguard and to protect against improper disclosure or misuse of the Confidential Information. Upon termination or at any time the Company requests, the Executive agrees to return all Confidential Information in his possession or control, regardless of where or how it is stored. If the Executive is ever compelled to produce Confidential Information under court order or other process or government request believed to be lawful, he will give the Company notice (to the extent practical and permitted) so as to provide the Company an opportunity to object, and will not disclose any more Confidential Information than required to comply therewith. The Executive and the Company agree that this Section 4 survives termination of this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from reporting alleged improper or unlawful conduct to, or participating in, any investigation or proceeding conducted by any federal or state government agency or self- regulatory agency.

6. Restrictive Covenants. During the course of the Executive’s employment with the Company and for the specified period after the end of his employment, the Executive agrees as follows:

(a)

During the Executive’s employment and for six (6) months after termination of employment, the Executive will not directly or indirectly, on behalf of himself or in conjunction with any other person or entity:

i.	own any business (other than less than 2% ownership in a publicly traded company) that sells Competing Products in the Restricted Territory; or

ii.

work in the Restricted Territory for any person or entity that sells Competing Products in any role: (i) that is similar to any position held with the Company during the twenty-four (24) months preceding the termination of the Executive’s employment, or (ii) that may cause the Executive to inevitably rely upon or disclose the Company’s Confidential Information.

Notwithstanding the foregoing, nothing in this Section 6(a) shall prohibit the Executive from, after the end of his employment, becoming an employee at a company which owns, operates or maintains advanced manufacturing capabilities, including the design and sale of manufacturing equipment, and such other employment opportunities as may be approved by the Board at its sole discretion.

(b)

During the Executive’s employment with the Company and for six (6) months after termination of the Executive’s employment with the Company, the Executive will not directly or indirectly, on behalf of himself or in conjunction with any other person or entity:

i.

solicit business from any customer or prospective customer of the Company with whom the Executive had material contact during the last twenty-four (24) months of employment, if the products or services that customer intends to purchase are similar to products or services offered by the Company;

ii.

solicit any employee or independent contractor of the Company who worked for the Company during the six (6) months preceding termination of the Executive’s employment to work for the Executive or the Executive’s new employer.

7. Ownership of Inventions.

(a)

Assignment of Inventions. The Executive agrees that all right, title, and interest in and to any and all original works of authorship, copyrightable material, concepts, notes, records, drawings, designs, inventions, improvements, developments, discoveries, methods, trademarks, trade names, trade secrets and software (whether or not patentable or registrable under copyright, trademark or similar laws) conceived, discovered, authored, invented, developed or reduced to practice by the Executive, solely or in collaboration with others, during the period of his employment with the Company and related to the business of the Company, or with the use of the Company’s equipment, supplies, facilities, or Company Confidential Information and any and all copyrights, patents, trade secrets, or other intellectual property rights (and related goodwill) relating to the foregoing (collectively, “Inventions”) shall be the sole and exclusive property of the Company. The Executive agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and irrevocably assign fully to the Company all of the Executive’s title and interest in and to all Inventions. The Executive agrees that this assignment of Inventions includes a present conveyance to the Company of ownership of Inventions that are not yet in existence.

(b)

Work Made for Hire. The Executive acknowledges that, by reason of being employed by the Company, all of the Inventions are, to the extent permitted by law, “work made for hire” as that term is defined in the United States Copyright Act and are the property of the Company. To the extent that any Inventions are not “work made for hire,” the Executive hereby irrevocably assigns to the Company, for no additional consideration, his entire right, title and interest in and to all Inventions therein. The Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

(c)

Maintenance of Records. The Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of his employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or in any other format. The records will be available to and remain the sole property of the Company at all times. The Executive agrees not to remove such records or any other Confidential Information from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. The Executive agrees to return all such records (including any copies thereof) to the Company at the time of termination of his employment relationship with the Company or at any time when requested by the Company unless otherwise directed by the Company in writing to destroy such records.

(d)

Further Assurances. During and after employment with the Company, the Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and/or enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive right, title, and interest in and to all Inventions. If the Company is unable for any reason to secure the Executive’s execution of any instrument or papers to apply for or to pursue any application for any United States or foreign patents, copyright or trademark registrations, or other protection of any Inventions, then the Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any instruments and papers related to such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or other protection of Inventions thereon with the same legal force and effect as if executed by the Executive. The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

(e)

No Limitations. The Executive represents and warrants that the Executive is not a party to any agreements which would limit the Executive’s ability to assign the Inventions or any related intellectual property rights as required by this Section 7.

(f)

Inventions Retained and Licensed. The Executive has attached hereto, as Exhibit B, a list describing with particularity all inventions, original works of authorship, developments, trade secrets and improvements made by the Executive prior to the commencement of his employment with the Company (collectively referred to as “Prior Inventions”), which (i) belong solely to the Executive or belong to the Executive jointly with another, (ii) relate in any way to the Company’s business, and (iii) are not assigned to the Company hereunder (“Prior Inventions”). If no such list is provided, the Executive represents and warrants that the Executive has no rights or interests in or to the Prior Inventions. The Executive further represents and warrants that if any Prior Inventions are included on Exhibit B, those Inventions will not materially affect the Executive’s ability to perform all obligations under this Agreement. The Executive shall inform the Company in writing before incorporating such Prior Inventions into any Inventions or otherwise utilizing such Prior Inventions in the course of the Executive’s employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Inventions, and to practice any method related thereto. The Executive will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Inventions without the Company’s prior written permission.

(g)

Exception to Assignments. The Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of the Illinois Employee Patent Act 765 ILCS 1060 et seq. The Executive will advise the Company promptly in writing of any inventions that the Executive believes meet the criteria in Illinois Employee Patent Act 765 ILCS 1060 et seq. The Executive acknowledges the statement set forth below:

NOTICE TO ILLINOIS EMPLOYEES: In accordance with the Illinois Employee Patent Act, 765 ILCS 1060 et seq., the Executive is hereby advised that Section 7 of this Agreement regarding the Company’s ownership of the Inventions does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on employee’s own time, unless (i) the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by employee for the Company.

8. Notice. Notices required by this Agreement must be in writing and will be effective immediately upon delivery if delivered in person (or by email or facsimile with confirmation of receipt) or three (3) days after mailing deposited in the United States postage prepaid and addressed:

If to the Company:

Fast Radius, Inc. 113

N. May St.

Chicago, IL 60610

If to the Executive:

Lou Rassey

Or, in each case, to such other address as the applicable party may notify the other party of in accordance with this Section 8.

9. Compliance with Section 409A. The parties intend that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (collectively, “Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. To the extent that any provision of this Agreement is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent possible, maintain the original intent and economic benefit to the Executive of the applicable provision without causing the Executive to recognize any tax under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive and to pay the employer portion of any federal, state or local employment taxes, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by the Executive in connection with compensation paid or provided pursuant to this Agreement. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)

No amount payable pursuant to this Agreement on account of the Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. If the Executive incurs a termination of employment that does not constitute a “separation from service” within the meaning of Section 409A, then the Executive’s right to any amount or benefit that becomes payable by reason of such termination of employment shall vest on the date of such termination of employment, but payment shall be deferred until the earlier of (i) the date that the Executive incurs a “separation from service” within the meaning of Section 409A

(or the first day of the seventh month thereafter if the Executive is a “specified employee” as of the date of such separation from service, as described below) or, (ii) the death of the Executive. Furthermore, if the Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall paid to the Executive before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b)

The Company and the Executive intend that any right of the Executive to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c)

With regard to any provision of this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (iii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iv) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(d)

For the purposes of determining when payments may commence after the Executive executes a release in accordance with Section 4 of this Agreement, if the sixtieth (60th) day after the date of termination occurs in the calendar year following the year in which the termination occurs, then no payments or benefits subject to Section 409A shall be paid prior to the first day of such following calendar year, regardless of when the release is executed.

10. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

11. Submission to Jurisdiction and Arbitration. The Parties agree that they will submit any dispute arising under this Agreement or in connection with Executive’s Employment to arbitration before the American Arbitration Association (“AAA”), as follows:

(a)

The Executive and the Company agree that the Federal Arbitration Act (“FAA”) applies and that arbitrations shall be decided in accordance with Illinois state or federal law, as applicable to each claim. The Federal Rules of Evidence will apply.

(b)

The Parties agree that the arbitration hearing will take place in Chicago, Illinois and must occur within one hundred twenty (120) days of a party making a demand for arbitration, unless otherwise agreed to by the Parties.

(c)

Arbitration shall be conducted in accordance with the American Arbitration Association Employment Arbitration Rules (“AAA Rules”). The parties shall use one arbitrator for each case, who will be selected under the AAA Rules. Claims may be submitted electronically through AAA’s website (www.adr.org) and shall use its claim form.

(d)

Each party may be represented by an attorney at any arbitration covered by this Agreement. Each party will pay its own attorneys’ fees, although the arbitrator may permit the prevailing party to recover attorneys’ fees and costs to the extent permitted by applicable law.

(e)

The arbitrator will have the authority to consider and grant motions resolving all or part of any claim, using the standards under the Federal Rules of Civil Procedure; this includes motions to dismiss and/or motions for summary judgment. The arbitrator will also have the authority to allow discovery in accordance with the AAA Rules.

(f)

The arbitrator will require the parties to identify their witnesses and exhibits in advance of any evidentiary hearing; will permit cross-examination of each witness presented; and will allow for post-hearing briefs if requested by either the Complainant or the Company. The arbitrator will render an award in writing, setting forth the reasons supporting his/her decision. That decision will be final and binding, except for any appeal permitted by the FAA.

(g)

The arbitration as well as any appeal of the arbitration decision will be confidential. Neither party may provide pleadings or disclose information about the dispute to anyone who is not a party to the dispute, except in response to a court order, subpoena or other valid legal process.

(h)

Notwithstanding this agreement to arbitrate, either party may file a claim in the State or Federal Court in Cook County, Illinois for the limited purpose of seeking emergency injunctive relief in aid of arbitration to pursuant to Rule 38 of the AAA Rules.

12. Modification and Severability. If any portion of this Agreement shall be held unenforceable, the parties agree that the arbitrator appointed pursuant to Section 11 may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Agreement enforceable to the fullest extent permitted by law.

13. Entire Agreement. This Agreement and the documents referred to in this Agreement constitute the entire agreement between the Executive and the Company and this Agreement replaces all other agreements between the Executive and the Company concerning the Executive’s employment with the Company. Neither the Executive nor the Company may amend or waive this Agreement or any provision hereof without the written consent of each party.

14. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, with the same effect as if they had signed the same document. Any such counterpart may be executed and delivered by facsimile transmission or other electronically recorded copy (including a .pdf file), all with the same force and effect as if the same were a manually executed and delivered original counterpart.

15. Defend Trade Secrets Act Notice. Executive agrees and acknowledges that (1) nothing in this Agreement prohibits Executive from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that Executive does so consistent with 18 U.S.C. § 1833, and (2) Executive may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that Executive does so consistent with 18 U.S.C. § 1833.

16. Miscellaneous. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part hereof. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” and “any” shall not be exclusive. Unless otherwise indicated, reference in this Agreement to a “Section” means a Section of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

COMPANY:

FAST RADIUS, INC.

By:	/s/ Pat McCusker
Name: Pat McCusker
Title: Secretary

EXECUTIVE:

/s/ Lou Rassey
Lou Rassey

Signature Page to Employment Agreement

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

Fast Radius, Inc., (together with its parents, successors, and assigns referred to as “the Company”) and Lou Rassey (the “Executive”) enter into the following Separation Agreement and Release (“Release”) effective [                    ].

The parties, wishing to settle all matters, including any and all matters related to the Executive’s employment with the Company, between them agree as follows:

1. Termination: The Executive’s employment with the Company terminated on [Date]. The Executive will be paid his salary through the termination date and for all accrued, unused vacation days. The Executive warrants and represents that as of the date of his execution of this Release, he has been provided all benefits and amounts owed to him by the Company, except as otherwise provided by this Release.

2. Severance Benefits. As consideration for the Executive’s promises in this Release, the Company will provide the Executive the severance agreed upon in Section 4 of his Executive Employment Agreement dated as of _________, 2021 (“Employment Agreement”). The first such severance payment made under this Agreement shall be consideration for the Release of Claims in Section 3 of this Agreement. (the “Release Payment”) All remaining payments are consideration for the continued enforceability of Sections 5 and 6 of the Employment Agreement (the “Restrictive Covenant Payments”). The Executive agrees that if he materially violates Sections 5 or 6 of the Employment Agreement, the Company shall have the right to cease the Restrictive Covenant Payments and to recoup any such Restrictive Covenant Payments that have already been paid.

3. Release of Claims. The Executive agrees to release any and all claims that he has or may have against the Company arising out of his employment with the Company (including the termination of that employment). The Executive agrees that this release includes not only the Company but also the Company officers, directors, shareholders, agents, employees, counsel and insurers (the “Released Parties”) and that this Release includes all claims that he may have against the Released Parties occurring up through the date he signs this Release. The Executive understands and agrees that this Release is intended to waive all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise; no claim of any sort is reserved, except claims that the law does not allow the Executive to waive by signing this Release. The Executive also waives any claim to reinstatement or re-employment with the Released Parties.

The Executive further acknowledges that this Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f), and that:

(a)

(i) This Release represents Executive’s knowing and voluntary release of any and all claims that Executive might have including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”); Executive has read and understands the terms of this Release; (ii) Executive has been advised in writing to consult with an attorney before executing this Release; (iii)

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Executive has obtained and considered such legal counsel as the Executive deems necessary; (iv) the consideration that Executive will receive in exchange for signing this Release is something of value to which Executive is not already entitled; (v) Executive has not been asked to release, nor has Executive released, any claim under the ADEA that may arise after the date of this Release; (v) Executive has been given twenty-one (21) days to consider whether or not to enter into this Release (although Executive may elect not to use the full twenty-one (21) day period at his option); and (vi) by signing this Release, the Executive acknowledges that he does so freely, knowingly, and voluntarily.

(b)

The Executive may revoke his acceptance of this Release within seven (7) days after the date he signs it. Any such revocation must be in writing and received by [ ], by 5:00 p.m. Central Time on the seventh (7th) day in order to be effective. If the Executive does not revoke acceptance within the seven (7) day period, his acceptance of this Release shall become binding and enforceable on the eighth (8th) day.

(c)	This Release does not prohibit the Executive from challenging the validity of this Release’s waiver and release of claims under the Age Discrimination in Employment Act.

Notwithstanding any provision of this Release, the Executive is not waiving any future rights or claims that he may have as a holder of options or shares of the Company.

4. Non-Disparagement. The Executive agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the Released Parties’ business reputations, practices or conduct; provided, however, that nothing in this paragraph shall prohibit the Executive from making truthful statements as required by law or legal process or to the extent necessary in connection with any claims to enforce (or defend) your rights under this Release. The Company agrees that it will not authorize the dissemination of any statement or the communication of any information (whether written or oral) that disparages the Executive.

5. Continuing Obligations to Company. The Executive understands and agrees that he remains bound by Sections 5, 6 and 7 of the Employment Agreement and agrees to abide by those obligations and restrictions. The Executive warrants and represents that, as of the date of the execution of this Release, he is in compliance with and has not breached any of the obligations and restrictions of Sections 5, 6 and 7, of the Employment Agreement.

6. Representation Concerning Filing of Legal Actions. The Executive represents that, as of the date of this Release, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company in any court or with any governmental agency in respect of any matter released hereby.

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7. No Admissions. By entering into this Release, neither the Executive nor the Company make any admission that either has engaged, or is now engaging, in any unlawful conduct. The parties understand and acknowledge that this Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8. Cooperation. The Executive agrees to be reasonably available to and reasonably cooperate with the Company and its counsel as reasonably necessary in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during and relating to his employment, and in which the Executive was involved or of which the Executive had knowledge. The Executive understands and agrees that such cooperation includes, but is not limited to, making himself reasonably available to the Company and/or its counsel upon reasonable notice for interviews and factual investigations; volunteering to the Company or its counsel pertinent information; and turning over or making available to the Company relevant documents that are or may come into the Executive’s possession. The Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to the Executive’s employment with the Company, he will give prompt notice of such request to [                    ]. The Executive will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure except as prohibited by law. The Executive’s cooperation and assistance pursuant to this Section 8 shall be at no expense to himself; the Company agrees to reimburse him for reasonable expenses he incurs as a result of his obligations under this Section upon receipt of documentation in a form reasonably acceptable to the Company.

9. Return of Property. Executive confirms that as of the date of the execution of this Release, he has returned to the Company in good working order all the Company property within his possession, custody and control. Such property includes, but is not limited to, strategic plans and files, technical and intellectual property data and files, electronic equipment, memory sticks or USB flash drives, keys, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of or other information regarding customers, contacts and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials, computer tapes and diskettes or other portable media [ ].

10. Confidentiality. The parties agree that the terms and conditions of this Release and the separation of the Executive’s employment from the Company are intended to remain strictly confidential between the Executive and the Company. The parties further agree that neither will disclose the terms of this Release to any other person, excluding attorney(s), accountant(s), lender(s), immediate family members to the extent needed for legal advice, income tax reporting purposes, or other financial purposes, or as otherwise required by law and to the Internal Revenue Service to the extent required by law. However, nothing in this Release, including the obligations of Executive pursuant to Sections 8, 9, and 10 of the Release, shall be construed to prohibit Executive from reporting alleged improper or unlawful conduct to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

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11. Section 409A. The parties intend that income provided to the Executive pursuant to this Release will not be subject to taxation under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (collectively, “Section 409A”). The provisions of this Release shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. To the extent that any provision of this Release is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent possible, maintain the original intent and economic benefit to the Executive of the applicable provision without causing the Executive to recognize any tax under Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Release. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive and to pay the employer portion of any federal, state or local employment taxes, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by the Executive in connection with compensation paid or provided pursuant to this Release. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Release to the contrary:

a) No amount payable pursuant to this Release on account of the Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. If the Executive incurs a termination of employment that does not constitute a “separation from service” within the meaning of Section 409A, then the Executive’s right to any amount or benefit that becomes payable by reason of such termination of employment shall vest on the date of such termination of employment, but payment shall be deferred until the earlier of (i) the date that the Executive incurs a “separation from service” within the meaning of Section 409A (or the first day of the seventh month thereafter if the Executive is a “specified employee” as of the date of such separation from service, as described below) or, (ii) the death of the Executive. Furthermore, if the Executive is a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology) as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall paid to the Executive before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Release.

b) The Company and the Executive intend that any right of the Executive to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

c) With regard to any provision of this Release that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Release that does not constitute a “deferral of compensation,”

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within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (iii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iv) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

d) For the purposes of determining when payments may commence after the Executive executes a release in accordance with this Release, if the sixtieth (60th) day after the date of termination occurs in the calendar year following the year in which the termination occurs, then no payments or benefits subject to Section 409A shall be paid prior to the first day of such following calendar year, regardless of when the release is executed.

12. Modification and Severability. If any portion of this Release is held unenforceable, the parties agree that the arbitrator appointed pursuant to Section 10 of the Employment Agreement may modify the agreement (by adding or removing language) or sever unenforceable provisions in order to render this Release enforceable to the fullest extent permitted by law.

13. Governing Law. The parties agree that this Release is governed by the laws of Illinois, without regard to principles of conflict of laws of Illinois or any other jurisdiction.

14. Entire Agreement. This Release, including Sections 5, 6, 7 and 11 of the Employment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all other agreements, whether written or oral. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15. Employee Representation. The Executive agrees that no promise or inducement has been offered except as set forth in this Release and the Employment Agreement, and that he is signing this Release without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Release or the Employment Agreement.

[SIGNATURE PAGES FOLLOW]

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The Executive acknowledges and agrees that he has entered into this Agreement freely and voluntarily.

Date:	COMPANY:

FAST RADIUS, INC.

By:

Name:

Title:

Date:	EXECUTIVE:

By:
Lou Rassey

EXHIBIT B

PRIOR INVENTIONS